Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-207036

March 21, 2016

FedEx Corporation

Final Term Sheet

$750,000,000 3.250% Notes due 2026

$1,250,000,000 4.550% Notes due 2046

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated March 21, 2016 relating to such offering (the “Preliminary Prospectus Supplement”) and the base prospectus dated September 18, 2015 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-207036.

3.250% Notes due 2026

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$750,000,000 3.250% Notes due 2026

Principal Amount:	$750,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	March 21, 2016

Settlement Date (T+3):	March 24, 2016

Maturity Date:	April 1, 2026

Interest Payment Dates:	Semi-annually on each April 1 and October 1, commencing October 1, 2016

Optional Redemption Provisions:

Make-whole Call:	Prior to January 1, 2026, make-whole call at T+20 basis points

Par Call:	On or after January 1, 2026

Benchmark Treasury:	UST 1.625% due February 15, 2026

Benchmark Treasury Price / Yield:	97-10 / 1.924%

Spread to Benchmark Treasury:	+135 basis points

Reoffer Yield:	3.274%

Coupon:	3.250% per annum

Price to Public:	99.796% of Principal Amount

CUSIP / ISIN:	31428X BF2 / US31428XBF24

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc.
ING Financial Markets LLC
Morgan Stanley & Co. LLC
Regions Securities LLC
Samuel A. Ramirez & Company, Inc.

4.550% Notes due 2046

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$1,250,000,000 4.550% Notes due 2046

Principal Amount:	$1,250,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	March 21, 2016

Settlement Date (T+3):	March 24, 2016

Maturity Date:	April 1, 2046

Interest Payment Dates:	Semi-annually on each April 1 and October 1, commencing October 1, 2016

Optional Redemption Provisions:

Make-whole Call:	Prior to October 1, 2045, make-whole call at T+30 basis points

Par Call:	On or after October 1, 2045

Benchmark Treasury:	UST 3.000% due November 15, 2045

Benchmark Treasury Price / Yield:	105-16+ / 2.727%

Spread to Benchmark Treasury:	+185 basis points

Reoffer Yield:	4.577%

Coupon:	4.550% per annum

Price to Public:	99.561% of Principal Amount

CUSIP / ISIN:	31428X BG0 / US31428XBG07

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc.
ING Financial Markets LLC
Morgan Stanley & Co. LLC
Regions Securities LLC
Samuel A. Ramirez & Company, Inc.

*  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated March 21, 2016 and accompanying Base Prospectus dated September 18, 2015 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (ii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (iii) Goldman, Sachs & Co. toll-free at 1-866-471-2526 or (iv) J.P. Morgan Securities LLC collect at 1-212-834-4533.

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